Exhibit 4.9

FORM OF WARRANT

THIS WARRANT AND THE SECURITIES UNDERLYING THIS WARRANT HAVE NOT BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS PURSUANT TO EXEMPTIONS IN THE VARIOUS JURISDICTIONS WHERE THEY ARE BEING SOLD.

EVOFEM BIOSCIENCES, INC.

WARRANT TO PURCHASE COMMON STOCK

No.	, 20

THIS CERTIFIES THAT, for value received,              (the “Holder”), is entitled to subscribe for and purchase from Evofem Biosciences, Inc., a Delaware corporation, with its principal office at 12400 High Bluff Drive, Suite 600, San Diego, California 92130 (“Evofem”), the Exercise Shares at the Exercise Price (each subject to adjustment as provided herein) in accordance with provisions set forth herein.

This Warrant is being issued to Holder in accordance with the terms of that certain Securities Purchase Agreement, dated October 17, 2017, by and among Neothetics, Inc., a Delaware corporation (“Neothetics”), Evofem and Holder (the “Securities Purchase Agreement”)

1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings. Terms not otherwise defined shall the meanings set forth in the Securities Purchase Agreement.

(a) “Exercise Price” shall mean $0.001 per Exercise Share subject to adjustment pursuant to Section 5 below.

(b) “Exercise Shares” shall mean [158,999,371]1 shares of common stock of Evofem, par value $0.001 per share, issuable upon exercise of this Warrant (subject to adjustment as set forth in Section 1.12(b) of the Agreement and Plan of Merger, dated as of the date hereof, among Evofem, Neothetics and the other parties thereto (the “Merger Agreement”)).

2. EXERCISE OF WARRANT. Holder will be deemed to have exercised this Warrant on a cashless basis as set forth below in this Section 2, and the rights represented by this Warrant will be fully exercised, in each case contingent upon and immediately following the conversion of shares of

[1]	Reflects total aggregate Exercise Shares to be issued pursuant to the Securities Purchase Agreement to all Funds.

preferred stock of Evofem in connection with the Merger and immediately prior to the Effective Time (as defined in the Merger Agreement).

This Warrant will be deemed exercised on a net basis such that, without payment of any cash consideration, this Warrant will be surrendered in exchange for the number of Exercise Shares as is computed using the following formula:

X = Y-(A/(B/C))

Where:

•	X equals the number of Exercise Shares to be issued to the Holder;

•	Y equals the total number of Exercise Shares;

•	A equals the Aggregate Exercise Price (as adjusted to the date of such calculation);

•

B equals the value of the aggregate amount to be distributed to holders of shares of common stock of Evofem in the Merger (as such term is defined in the Merger Agreement) which, solely for the purposes of this Warrant, shall be deemed to be $86,108,822 (subject to adjustment as provided in Section 1.12(b) of the Merger Agreement);

•	C equals 275,375,361 shares of common stock of Evofem (subject to adjustment as provided in Section 1.12(b) of the Merger Agreement).

3. COVENANTS OF EVOFEM. Evofem covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. Evofem further covenants and agrees that Evofem will at all times following the date hereof and prior to the Effective Time, have authorized and reserved, free from preemptive rights, a sufficient number of shares of the series of equity securities comprising the Exercise Shares to provide for the exercise of the rights represented by this Warrant. If at any time following the date hereof and prior to the Effective Time the number of authorized but unissued shares of such series of Evofem’s equity securities shall not be sufficient to permit exercise of this Warrant, Evofem will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of such series of Evofem’s equity securities to such number of shares as shall be sufficient for such purposes.

4. REPRESENTATIONS OF HOLDER.

4.1 Acquisition of Warrant for Personal Account. The Holder represents and warrants that it is acquiring the Warrant and the Exercise Shares solely for its account for investment and not with a view to or for sale or distribution of said Warrant or Exercise Shares or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant and Exercise Shares the Holder is acquiring is being acquired for, and will be held for, its account only.

4.2 Securities Are Not Registered.

(a) The Holder understands that the Warrant and the Exercise Shares have not been registered under the Securities Act on the basis that no distribution or public offering of the stock of Evofem is to be effected. Each instrument evidencing the Exercise Shares which Holder may hereunder and any other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (unless no longer required in the opinion of the counsel for or Evofem) shall be imprinted with a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS PURSUANT TO EXEMPTIONS IN THE VARIOUS JURISDICTIONS WHERE THEY ARE BEING SOLD.

(b) Any book-entry evidence of the Exercise Shares shall not contain any legend (including the legend set forth in Section 4.2(a) above), (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Exercise Shares pursuant to Rule 144, (iii) if such Exercise Shares are eligible for sale under Rule 144, without the requirement for Evofem to be in compliance with the current public information required under Rule 144 as to such Exercise Shares and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).

4.3 Accredited Investor Status. The Holder is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

5. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF EXERCISE SHARES. In the event of changes in the series of equity securities of Evofem comprising the Exercise Shares by reason of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of Exercise Shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same Aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. For purposes of this Section 5, the “Aggregate Exercise Price” shall mean the aggregate Exercise Price payable in connection with the exercise in full of this Warrant. The form of this Warrant need not be changed because of any adjustment in the number of Exercise Shares subject to this Warrant. When any such adjustment is required to be made, Evofem shall promptly notify the Holder of such event and of the number of shares of Evofem’s common stock or other securities or property thereafter purchasable upon exercise of this Warrant and any resulting changes to the Exercise Price.

6. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) to be issued upon exercise of this Warrant shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, Evofem shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of one Exercise Share by such fraction.

7. NO STOCKHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of Evofem.

8. TRANSFER OF WARRANT. Subject to applicable laws, the restriction on transfer set forth on the first page of this Warrant, this Warrant and all rights hereunder are transferable by the Holder but solely to an affiliate or fund managed by Holder in person or by duly authorized attorney, upon delivery of the form of assignment attached hereto to any transferee designated by Holder. The transferee shall sign an investment letter in form and substance satisfactory to Evofem.

9. AMENDMENT. Any term of this Warrant may be amended or waived with the written consent of Evofem and Holder.

10. NOTICES, ETC. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted; (c) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth on the signature page hereof for Invesco and with respect to the Company and Evofem at their respective principal places of business (or to such other address as such party shall have specified in a written notice given to the other parties hereto).

11. ACCEPTANCE. Receipt of this Warrant or the Exercise Shares by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

12. GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by and construed under the laws of the State of Delaware, made and to be performed entirely within the State of Delaware without giving effect to conflicts of law principles.

13. TERMINATION. This Warrant, and all rights, obligations and liabilities hereunder shall be automatically terminated upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the termination of the Securities Purchase Agreement in accordance with its terms, and (iii) the Effective Time.

IN WITNESS WHEREOF, Evofem has caused this Warrant to be executed by its duly authorized officer as of             , 2017.

EVOFEM BIOSCIENCES, INC.

By:
Name:	Saundra Pelletier
Title:	Chief Executive Officer

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:

(Please Print)

Address:

(Please Print)

Dated:                                 , 20

Holder’s

Signature:

Holder’s

Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.